July 22, 2010

By Hand Delivery

Joseph J. O’Brien, Jr.
13630 Springstone Drive
Clifton, VA 20124

Re:	Change-In-Control Agreement dated July 22, 2010 and Amendment per U.S. Treasury Dept.’s Troubled Asset Relief Program-Capital Purchase Program (“TARP-CPP”)

Dear Jay,

Subject to the amendment noted below, at its meeting of October 28, 2009, the board of directors authorized Daniel J. Schrider to execute and deliver to you the enclosed Change-In-Control Agreement dated July 22, 2010 (“Agreement”).

Under the terms of Bancorp’s participation in TARP-CPP, Bancorp and you previously agreed to amend compensation agreements to make the agreements compliant with the laws, regulations and rules promulgated under TARP-CPP and you waived the right to receive any compensation arising out of any agreement or arrangement that is determined to be non-compliant with the laws, regulations and rules of TARP-CPP.

In addition, since that time, additional regulations were issued which involved further prohibitions on certain compensation payments.   Specifically, the change-in-control payment described in the enclosed Agreement meets the definition of a “golden parachute” payment that is now prohibited under TARP-CPP.  As a result, any such payment to you is prohibited so long as Bancorp remains a TARP-CPP participant.

Therefore, the following paragraph is specifically made a part of the enclosed Agreement:

18.   As a condition precedent to any contractual obligation or duty of Bancorp from, or to, the identified Officer, the Secretary of the U.S. Dept. of the Treasury must not currently hold an equity or debt position in Bancorp and Bancorp must have been released from all statutory or regulatory obligations under TARP-CPP relative to any prohibition on the compensation contemplated in this Agreement.

Joseph J. O’Brien, Jr.
Sandy Spring Bancorp, Inc.
July 22, 2010

Assuming this condition precedent will be eventually satisfied, the enclosed Agreement provides for you to receive 2.99 times your total annual compensation in the event of a change-in-control of Bancorp as defined in the Agreement.

Please sign and return one original Agreement and this letter amendment to me for inclusion in your personnel file in Human Resources and kindly retain the second original in your important records.

Thank you for your attention to this matter.

Sincerely yours,

/s/ Ronald E. Kuykendall

Ronald E. Kuykendall
General Counsel & Secretary

REK/lsj

cc:	Daniel J. Schrider, CEO
Dawn Weglein, Human Resources

Enc.

I hereby acknowledge and agree to the above letter amendment to the
Change-In-Control Agreement dated July 22, 2010.

/s/ Joseph J. O’Brien, Jr.
Joseph J. O’Brien, Jr.

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT (the "Agreement") made as of this 22nd day of July, 2010 (the "Effective Date") by and between Sandy Spring Bancorp, Inc., a registered bank holding company and a Maryland Corporation (“Bancorp”), Sandy Spring Bank, a Maryland Corporation and wholly owned subsidiary of Bancorp with its headquarters in Olney, Maryland (collectively the "Bank") and Joseph J. O’Brien, Jr. (the “Officer").

WITNESSETH:

WHEREAS, the Officer has accepted employment with the Bank as an Executive Vice President of the Bank and Manager of the Commercial Banking Group of the Bank.

WHEREAS, the Bank and the Officer each desire that the Officer be provided with certain benefits in the event of a Change in Control, as defined below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

1.	Definitions:

a.       Change in Control.  A "Change in Control" shall be deemed to occur on the earliest of any of the following events after the date of this Agreement:

i.    The acquisition by any entity, person or group (other than the acquisition by a tax-qualified retirement plan sponsored by Sandy Spring Bancorp, Inc. ("Bancorp") or the Bank of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 25% of the outstanding capital stock of Bancorp or the Bank entitled to vote generally for the election of directors ("Voting Stock");

ii.   The commencement by any entity, person, or group (other than Bancorp or the Bank, a subsidiary of Bancorp or the Bank, or a tax-qualified retirement plan sponsored by Bancorp or the Bank) of a tender offer or an exchange offer for more than 20% of the outstanding Voting Stock of Bancorp or the Bank;

iii.  The effective time of (a) a merger or consolidation of Bancorp or the Bank with one or more other corporations as a result of which the holders of the outstanding Voting Stock of Bancorp or the Bank immediately prior to such merger exercise voting control over less than 80% of the Voting Stock of the surviving or resulting corporation, or (b) a transfer of substantially all of the property of Bancorp or the Bank other than to an entity of which Bancorp or the Bank owns at least 80% of the Voting Stock;

iv.  Upon the acquisition by any entity, person, or group of the control of the election of a majority of the Bank's or Bancorp's directors;

v.   At such time that, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors ("Board") of Bancorp or the Board of the Bank (the "Continuing Directors") cease for any reason to constitute at least two-thirds of such Board, provided that any individual whose election or nomination for election as a member of the Board was approved by a vote of at least two-thirds of the Continuing Directors of such Board then in office shall be considered a Continuing Director.

b.      Covered Period. The "Covered Period" shall mean the period beginning six months before a Change in Control and ending at the end of the term specified in Section 2 hereof.

c.      Good Reason. "Good Reason" shall be deemed to exist at the time that any of the following events occurs without the Officers express written consent:

i.  A material reduction in the Officer's responsibilities or authority in connection with his employment by Bancorp or the Bank;

ii.  Assignment to the Officer of duties of a non-executive nature or duties for which the officer is not reasonably equipped by the Officer’s skills and experience;

iii.  A reduction in salary or material reduction in benefits;

iv. A requirement that the Officer’s principal business office or principal place of residence be relocated outside any county in which the Bank has its main office, its branches, or its deposit-taking Automatic Teller Machines; or

v. Failure to provide office facilities, secretarial services, and other administrative services to Officer that are substantially equivalent to the facilities and services provided to the Officer immediately after the Effective Date (excluding brief periods during which office facilities may be temporarily unavailable due to fire, natural disaster, or other calamity).

vi. The Officer’s resignation for any reason during the first sixty (60) days immediately following the first six (6) months after the closing date of a definitive purchase and assumption agreement, the execution of which brought about the Change in Control.

Notwithstanding the foregoing, a reduction or elimination of the Officer's benefits under one or more benefit plans maintained by Bancorp or the Bank as part of a good faith, overall reduction or elimination of such plan or plans or benefits thereunder applicable to all participants in a manner that does not discriminate against the Officer (except as such discrimination may be necessary to comply with law) shall not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the type or to the general extent as those offered under such plan or plans prior to such reduction or elimination are not available to other officers of Bancorp or the Bank or any company that controls either of them under a plan or plans in or under which the Officer is not entitled to participate and to receive benefits on a fair and nondiscriminatory basis.

Notwithstanding the foregoing, it is expected that Bancorp and the Bank will perform all duties and agreements to be performed herein, and they shall have the right to cure non-performance, to the extent such performance is reasonably capable of being cured, and shall promptly upon receipt of written notice of non-performance that the Officer describes and alleges to be Good Reason, comply with the requirements of such notice, and further if they shall not comply with such notice to the satisfaction of the Officer within forty-eight (48) hours after delivery thereof, (except if such compliance cannot be reasonably completed within forty-eight (48) hours, if Bank shall not commence to comply with such period and thereafter proceed to completion with due diligence) the Officer shall have the right to proceed with notice of a “Good Reason” termination as specified above.

d.      Just Cause. Termination for "Just Cause" shall mean termination of employment by reason of the Officer's:

i.	Personal dishonesty;

ii.	Willful misconduct;

iii.	Breach of fiduciary duty involving personal profit;

iv.	Intentional failure to perform duties; or

v.	Willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

Notwithstanding the foregoing, it is expected that Officer will perform all duties and agreements to be performed herein, and Officer shall have the right to cure non-performance, to the extent such performance is reasonably capable of being cured, and shall promptly upon receipt of written notice of non-performance that Bancorp or the Bank describes and alleges to be Just cause, comply with the requirements of such notice, and further if Officer shall not comply with such notice to the satisfaction of the Bank within forty-eight (48) hours after delivery thereof, (except if such compliance cannot be reasonably completed within forty-eight (48) hours, if Officer shall not commence to comply within such period and thereafter proceed to completion with due diligence) the Bank shall have the right to proceed with a “Just Cause” termination as described above.

The Bank shall determine if Just Cause exists with respect to its employment of the Officer in the exercise of its good faith discretion.

e.            Total Annual Compensation. For purposes of this Agreement, Total Annual Compensation shall mean:

i.  One-year's base salary at the highest rate in effect in the period beginning six months before the last Change in Control to occur before termination of the Officer's employment; plus

ii.  Other compensation, including, without limitation, bonus payments, at the rate paid for (i) the calendar year preceding such Change in Control, or (ii) the calendar year preceding termination of the Officer's employment, whichever is greater, but shall not include the value of benefits that are not subject to current federal income taxation to the Officer. Such other compensation for a calendar year shall be annualized on a monthly basis based upon the number of months in the calendar year in which the Officer was employed.

2.
Term. The term of this Agreement shall be the period commencing on the Effective Date and ending on the last moment of the second anniversary of the Effective Date. On each anniversary of the Effective Date prior to a termination of the Agreement, the term under this Agreement shall be extended for an additional one-year period beyond the then effective expiration date without action by any party, provided that neither the Bank nor the Officer shall have given written notice at least sixty (60) days prior to such anniversary date of its or his desire that the term not be extended.

3.	Termination in Connection with a Change in Control.

a.           If, within the Covered Period, the Bank shall terminate the Officer's employment without Just Cause or the Officer shall terminate his employment with Good Reason, the Bank shall, within ten calendar days of the termination of Officer's employment, make a lump-sum cash payment to him equal to 2.99 times his Total Annual Compensation.

b.   Also in the event of such a termination, the Officer shall, for three calendar years following the Officer’s termination of employment, continue to participate in any benefit plans of Bancorp and the Bank that provide health (including medical and dental), life and disability insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to executive officers of the Bank during such period.

4.	Adjustment of Certain Payments and Benefits.

a.           In the event that payments pursuant to this Agreement (including, without limitation, any payment under any plan, program, or arrangement referred to in Section 3 hereof) would result in the imposition of a penalty tax pursuant to Section 28OG of the Internal Revenue Code, such payments shall be reduced to equal the maximum amount that may be paid under such Section 28OG without exceeding such limits. In the event any such reduction in payments is necessary, the Officer may determine, in his sole discretion, which categories of payments (including, without limitation, the value of benefits, acceleration of vesting, or receipt of benefits or amounts) are to be reduced or eliminated.

b.           Payments made to the Officer pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section I (W) of the Federal Deposit Insurance Act ("FDIA"), relating to "golden parachute" and indemnification payments and certain other benefits.

5.
Reimbursement of Officer’s Expenses to Enforce this Agreement. Bancorp or the Bank shall reimburse the Officer for all out-of-pocket expenses, including, without limitation, reasonable attorney's fees, incurred by the Officer in connection with successful enforcement by the Officer of the obligations of Bancorp or the Bank to the Officer under this Agreement. Successful enforcement shall mean the grant of an award of money or the requirement that Bancorp or the Bank take some action specified by this Agreement (i) as a result of court order; or (ii) otherwise by Bancorp or the Bank following an initial failure of Bancorp or the Bank to pay such money or take such action promptly after written demand therefore from the Officer stating the reason that such money or action was due under this Agreement at or prior to the time of such demand.

6.
Confidentiality. The Officer agrees to maintain the confidentiality of any and all information concerning the operation or financial status of Bancorp, the Bank, and any of their subsidiaries; the names or addresses of any of the borrowers, depositors, and other customers of any such companies; any information concerning or obtained from such customers; and any other information concerning Bancorp or the Bank or any of their subsidiaries to which he may be exposed during the course of his employment. The Officer further agrees that, unless required by law or specifically permitted by Bancorp or the Bank in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor shall he employ such information in any way other than for the benefit of Bancorp and the Bank.

7.	Successors and Assigns.

a.           This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank that shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

b.           Since the Bank is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

8.
No Mitigation.  The Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Officer in any subsequent employment.

9.
No Plan Created. The Officer and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and the Bank and the Officer each expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process by or on behalf of the Officer or the Bank that such a plan was so created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion or on whose behalf such assertion was made.

10.	No Additional Rights: Third Party Beneficiary.

a.           This Agreement does not confer any right to employment or any other right not specifically stated herein. Any assertion in any judicial or administrative filing, hearing, or process by or on behalf of the Officer or the Bank that it does so shall be deemed a material breach of this Agreement by the party making such an assertion or on whose behalf such assertion was made.

b.           Bancorp is a third party beneficiary, with notice thereof, to Section 5 of this Agreement. This Agreement is for the benefit of the parties hereto, and, except as expressly stated herein with respect to Bancorp, is not intended to be for the benefit of, or to be enforceable by, any other person.

11.	Certain Regulatory Events.

a.            If the Officer is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

b.           If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

c.           If a notice served under Sections 8(e)(3) or 8(g)(1) of the FDIA suspends and/or temporarily prohibits the Officer from participating in the conduct of the Bank's affairs, the Bank's obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion, (i) pay the Officer all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

The occurrence of any of the events described in paragraphs a, b, and c above may be considered by the Bank in connection with a termination for Just Cause.

12.
Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

a.	If to the Bank:

Sandy Spring Bank
17801 Georgia Avenue
Olney, Maryland  20832
Attention:    Daniel J. Schrider, President

b.	If to the Officer:

Joseph J. O’Brien, Jr.
13630 Springstone Drive
Clifton, VA 20124

13.	Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties.

14.
Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Maryland, without regard to its conflict of laws principles, shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

15.
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16	Headings. Headings contained herein are for convenience of reference only.

17.
Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

SANDY SPRING BANCORP, INC.

/s/ Daniel J. Schrider
Daniel J. Schrider, President and Chief Executive Officer

SANDY SPRING BANK

/s/ Daniel J. Schrider
Daniel J. Schrider, President and Chief Executive Officer

OFFICER

/s/ Joseph J. O’Brien, Jr.
Joseph J. O’Brien, Jr.